UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported)	December 8, 2005
ARCHSTONE-SMITH TRUST
(Exact Name of Registrant as Specified in its Charter)
Maryland
(State or Other Jurisdiction of Incorporation)
1-16755	84-1592064
(Commission File Number)	(I.R.S. Employer Identification No.)
9200 E. Panorama Circle, Suite 400, Englewood, CO	80112
(Address of Principal Executive Offices)	(Zip Code)
(303) 708-5959
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

4927389

Item 2.02	Results of Operations and Financial Condition.

On December 8, 2005, Archstone-Smith Trust (“ Archstone-Smith”) issued a press release announcing, among other things, its same-store revenue increase in the first two months of the fourth quarter of 2005 as compared to the first two months of the fourth quarter of 2004. The press release is attached as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.
(a)	not applicable
(b)	not applicable
(c)	Exhibits
Exhibit No.	Document Description
99.1 Press Release, dated December 8, 2005

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ARCHSTONE-SMITH TRUST
Dated: December 8, 2005	By:	/s/ Thomas S. Reif
Thomas S. Reif Group Vice President and Assistant General Counsel

4927389	1

Exhibit 99.1

News Release

Contact:	H. Andrew Cantor

800-982-9293 • 303-708-5959

Archstone-Smith Same-Store Revenue Growth Continues to Improve

Development Stabilizations and Acquisition Pipeline Position Company

For Future Growth

DENVER — December 8, 2005 — Archstone-Smith (NYSE:ASN) announced that same-store revenues increased 5.6% during the first two months of the fourth quarter of 2005, compared with a 3.9% increase for the first two months of the third quarter of 2005. “Based on these results, the fourth quarter will be our seventh consecutive quarter of improving revenue growth,” said R. Scot Sellers, chairman and chief executive officer. “Our emphasis on operational excellence, combined with our irreplaceable portfolio, provide the foundation for very strong operating results in 2006.”

Stabilization of $92.9 Million of New Development Communities

The company also announced the stabilization of Lofts 590, a 212-unit community located in Arlington, Va. The $39.7 million development was constructed on a portion of the site of Crystal Towers, a high-rise apartment community acquired in the merger with Charles E. Smith Residential in 2001. Lofts 590 offers studio, one- and two-bedroom apartments. Amenities include cork floors and exposed air ducts for a warehouse conversion look, chef-caliber stainless steel kitchens, full-sized washers and dryers, walk-in closets, 24-hour concierge and state-of-the-art fitness center. The community is within easy walking distance to two Metro stops that provide immediate access to Washington D.C.’s key employment centers, as well as world-class shopping and dining.

The company also announced the stabilization of Archstone Vanoni Ranch, a $53.2 million, 316-unit community located in Ventura, Calif. The project was completed ahead of schedule at a total cost well under budget, at rents that are higher than initial pro forma projections. Offering one-, two- and three-bedroom apartments, amenities include large walk-in closets, roman bathtubs in the master bathrooms, washers and dryers, private patio or deck, two swimming pools and a Caliber™ Fitness Center. Archstone Vanoni Ranch is only the second new apartment community developed in the city of Ventura since 1989.

Expanding Presence in Manhattan, Boston and California

Archstone-Smith announced that it has acquired Archstone Worthington Place, a 186-unit community in East Cambridge, Mass., just across the Charles River from downtown Boston, for $66 million. This apartment community is an award-winning historic renovation of a 19th century manufacturing facility. The renovation, which was completed in 1998, retained the community’s original character, featuring 12- to 20-foot ceilings, unique open-loft floor plans and oversized windows. The community offers one-, two-, and three-bedroom apartments, an on-site fitness center and laundry facility, reserved parking and spectacular views of the Boston skyline.

In addition, the company announced that it has over $850 million of additional acquisitions under contract, which are expected to close in the next several months. These communities are located in Manhattan, Boston and the San Francisco Bay area. “Every transaction we pursue is designed to further improve our outstanding portfolio. With our continued emphasis on the street corner level of detail, our apartment communities are located in many of the nation’s most desirable and expensive residential sub-markets,” said Mr. Sellers, “We look forward to providing additional information about these communities after the transactions close.”

Archstone-Smith (NYSE: ASN), an S&P 500 company, is a recognized leader in apartment investment and operations. With a current total market capitalization of $15.4 billion, the company’s portfolio is concentrated in many of the most desirable neighborhoods in the Washington, D.C. metropolitan area, Southern California, the San Francisco Bay area, the New York City metropolitan area, Boston, Southeast Florida, Chicago and Seattle. The company continually upgrades the quality of its portfolio through the selective sale of assets, using proceeds to fund investments in markets with even better growth prospects. Through its two brands, Archstone and Charles E. Smith, Archstone-Smith strives to provide great apartments and great service to its customers – backed by unconditional service guarantees. As of September 30, 2005, Archstone-Smith owned or had an ownership position in 253 communities, representing 86,937 units, including units under construction.

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Archstone-Smith’s press releases are available on its web site at www.ArchstoneSmith.com or may be obtained by calling (800) 982-9293.

In addition to historical information, this press release and quarterly supplemental information contain forward-looking statements and information under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Archstone-Smith operates, management's beliefs and assumptions made by management. While Archstone-Smith management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management's control. As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release and supplemental information. See "Risk Factors" in Archstone-Smith's 2004 Annual Report on Form 10-K for factors which could affect Archstone-Smith's future financial performance.